UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT NO. 333-135612
UNDER
THE SECURITIES ACT OF 1933

 H. J. Heinz Company
(Exact Name of registrant as specified in its charter)

Pennsylvania	25-0542520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222
(800) - 456-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. J. Heinz Company Employees Retirement and Savings Plan
H. J. Heinz Company SAVER Plan
(Full title of the plan)

Dan Shaw, Esq.,
General Counsel
1 PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222
(800) - 456-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of H. J. Heinz Company (the “Registrant”):

•
Registration Statement No. 333-135612 pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Registrant’s H. J. Heinz Company Employees Retirement Savings Plan and the H. J. Heinz Company SAVER Plan (together, the “Plans”).

On June 7, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2013 by and among the Registrant, Hawk Acquisition Holding Corporation (“Holdco”) and Hawk Acquisition Sub, Inc., a wholly-owned indirect subsidiary of Holdco (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned indirect subsidiary of Holdco (the “Merger”).
As a result of the Merger, the Registrant has terminated any offerings of securities in the Plans pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, H. J. Heinz Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 1st day of May, 2014.

H. J. Heinz Company

By:	/s/ Dan Shaw
Dan Shaw
General Counsel